EXHIBIT 99.1



April 1, 2002



Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

   Arthur Andersen LLP made the following representation to Heska Corporation and subsidiaries pursuant to Temporary Note 3T to Section 210.2-02 of Regulation S-X on April 1, 2002:

   "We have audited the consolidated financial statements of Heska Corporation and Subsidiaries as of December 31, 2001 and for the year then ended and have issued our report dated February 1, 2002, except with respect to the matters discussed in Note 15, as to which the date is March 13, 2002. We represent that this audit was subject to our quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit."

Very truly yours,



Ronald L. Hendrick
Executive Vice President &
   Chief Financial Officer